John W. Hlywak, Jr. (Investors)           Jay Higham (Media/Physicians)
Senior Vice President & CFO               Senior Vice President of Marketing

IntegraMed America, Inc.                  IntegraMed America, Inc.
(914) 251-4143                            (914) 251-4127
email:  jhlywak@integramed.com            email:  jhigham@integramed.com
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Web Address:  http://www.integramed.com
              -------------------------

Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
              ------------------
(212) 838-3777
Bruce Voss (bvoss@lhai.com)
            --------------
(310) 691-7100

www.lhai.com
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              INTEGRAMED AMERICA ENTERS COLORADO AND TEXAS MARKETS

Purchase, NY, December 30, 2002 - IntegraMed America, Inc. (Nasdaq: INMD) today announced that it has signed exclusive agreements with Denver, Colorado based Colorado Center for Reproductive Medicine ("CCRM") and Houston, Texas based Houston IVF to offer IntegraMed FertilityDirect(TM) products and services to the greater Denver and Houston patient populations. Under the terms of agreement, these fertility centers join IntegraMed's growing national network and have access to the Company's growing inventory of patient and business services.

Led by William Schoolcraft, MD, CCRM was established in 1987. Over the years, CCRM has emerged as a national leader in providing assisted reproductive technology ("ART") services such as in vitro fertilization, assisted hatching, blastocyst culture and cryopreservation. CCRM has consistently delivered among the highest pregnancy rates of all fertility centers across the country as reported by the Centers for Disease Control and Prevention. The medical and scientific team of CCRM also includes Eric Surrey, MD, Debra Minjarez, MD and David Gardner, PhD. Along with supervising the embryology laboratory, Dr. Gardner is the Scientific Director of the Research Department. Under Dr. Gardner's leadership the Research Department successfully developed sequential culture media, which paved the way for routine blastocyst culture of embryos, a newer embryology laboratory technique that has led to improved pregnancy rates and a reduction of high order multiple pregnancies.

Noting that the Houston market was underserved for ART services and that many of his Colorado patients were traveling from the Houston area for treatment, Dr. Schoolcraft led the development of a new fertility center in Houston, Texas in early 2002. Under the direction of Medical Director Timothy Hickman, MD, Houston IVF is supported by the medical and scientific expertise, respectively, of Dr. Schoolcraft and Dr. Gardner in Denver and follows the same treatment protocols that have made CCRM a leader in ART services. Patients at Houston IVF are enjoying success rates similar to those achieved at CCRM.
In addition to FertilityDirect, CCRM plans to make use of IntegraMed's proprietary Fertility MarKit program - a portfolio of fertility specific marketing and sales programs that have been instrumental in helping IntegraMed's fertility center clients grow an average of 35% per year, well out performing the national average of approximately 12% growth.

Under the terms of the agreements, IntegraMed is committed to distribute its patient and business service offerings exclusively through CCRM in the Colorado market and through Houston IVF in the Houston/Galveston, Texas area.

With the addition of the Colorado Center for Reproductive Medicine and Houston IVF, IntegraMed has contracted with 8 new Affiliated fertility centers in 2002, dropped 2 and converted one to a full Business Services contract. IntegraMed's provider network is now comprised of 48 locations serving 20 of the top 50 markets in the United States where 80% of U.S. infertility services are provided. As currently configured, this high quality provider network now effectively provides coverage for 48% of the total national infertility services performed in the United States.

"The Colorado Center for Reproductive Medicine is among a small group of leading fertility centers across the country that consistently raise the bar of performance in our field," said Gerardo Canet, President and CEO of IntegraMed America, Inc. "They have also carved out a niche in the field where other leading fertility centers look to them as a reference point for how they are doing. We are very pleased that this is the group of fertility centers that is choosing to make use of IntegraMed's products and services. We believe that the quality of our network will be a primary part of the value proposition we offer to consumers, large third party payers and self funded employer groups seeking to offer a sensible fertility benefit package to their members and employees."

"We have prided ourselves in developing a center of excellence recognized not only for the quality of care that we provide our patients, but for our commitment to cutting edge research," said William Schoolcraft, MD, medical director of CCRM. "While we have strived to provide the latest technologies and the best results for our patients, we realize the benefits of an affiliation with an organization such as IntegraMed. By providing innovative programs and services, IntegraMed has developed a system which will enable us to provide even more for our patients while still being able to concentrate on providing the highest quality of care. We are confident that our patients will benefit from the affiliation."

IntegraMed America, based in Purchase, NY, is focused on the $2 billion infertility industry, and offers products and services to patients, providers, payers and manufacturers. Specifically, the Company provides Business Services to a network of Fertility Centers; distributes pharmaceutical products and financing programs directly to patients; operates www.integramed.com, an award-winning infertility Web site; and conducts clinical research through IntegraMed Research Institute.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business service contract(s); profitability at Reproductive Science Centers serviced by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission
(SEC).



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